Exhibit 10.37(b)
Form for Gerard S. Carlozzi and John B. Henneman, III
PERFORMANCE STOCK AGREEMENT
     THIS PERFORMANCE STOCK AGREEMENT (the “Award Agreement”), dated as of [___] (the “Award Date”), is made by and between Integra LifeSciences Holdings Corporation, a Delaware corporation (the “Company”), and [___], an employee of the Company (or one or more of its Related Corporations or Affiliates), hereinafter referred to as the “Participant”:
     WHEREAS, the Company maintains the Integra LifeSciences Holdings Corporation 2003 Equity Incentive Plan, as amended (the “Plan”) and wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made part of this Award Agreement; and
     NOW, THEREFORE, in consideration of the various covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
      Capitalized terms not otherwise defined below shall have the meaning set forth in the Plan. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.
     Section 1.1 Employment Agreement. “Employment Agreement” shall mean the Participant’s employment agreement with the Company, dated December 19, 2005.
     Section 1.2 Performance Goals. “Performance Goals” shall mean the specific goal or goals determined by the Committee, as specified in Exhibit B.
     Section 1.3 Performance Period. “Performance Period” shall mean the period of time that the Performance Goals must be met, as specified in Exhibit B.
     Section 1.4 Performance Stock. “Performance Stock” shall mean [___] Shares that will be issued to the Participant under this Award Agreement if the Performance Goals or such other criteria described hereunder are met during the Performance Period.
     Section 1.5 Rule 16b-3. “Rule 16b-3” shall mean that certain Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.
     Section 1.6 Secretary. “Secretary” shall mean the Secretary of the Company.
     Section 1.7 Termination of Service. “Termination of Service” shall mean the time when the Participant ceases to provide services to the Company and its Related Corporations and Affiliates as an employee or Associate for any reason with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, or Disability. A Termination of Service shall not include a termination where the Participant is simultaneously reemployed by, or remains employed by, or continues to provide services to, the Company and/or one or more of its Related Corporations and Affiliates or a successor entity thereto.
ARTICLE II.
AWARD OF PERFORMANCE STOCK
     Section 2.1 Award of Performance Stock. As of the Award Date, the Company issues to the Participant the right to receive after the end of the Performance Period (or such earlier date as provided in Section 3.2 of this Award Agreement) the Performance Stock if the Performance Goals and the other conditions set forth in this Award Agreement are met. If the Performance Goals are satisfied, the Company shall cause the Performance Stock to be issued in the name of the Participant as described under Section 3.3 of this Award Agreement. As a further condition to the Company’s obligations under this Award Agreement, the Participant’s spouse, if any, shall execute and deliver to the Company the Consent of Spouse attached hereto as Exhibit A.
     Section 2.2 Forfeiture; Anti-Assignment. The right to receive the Performance Stock shall be subject to forfeiture as provided in Section 3.1 of this Award Agreement, and the Participant shall have no right to sell, assign, transfer, pledge, or otherwise encumber or dispose of the Participant’s right to receive the Performance Stock.
     Section 2.3 Dividend Equivalents. Prior to the end of the Performance Period, the Participant shall have the right to receive an amount equal to all dividends or other distributions paid or made with respect to the Shares underlying the Performance Stock as though the Performance Stock had been issued as of the Award Date. Payment shall be made at the same time as the payment of dividends on its Shares are made to the Company’s stockholders.
     Section 2.4 Voting Rights. Prior to the issuance of the Performance Stock, the Participant shall have no voting rights with respect to any Shares represented by the Performance Stock.
ARTICLE III.
RESTRICTIONS
     Section 3.1 Forfeiture. If the Performance Goals are not met by the end of the Performance Period, the Participant shall forfeit the Performance Stock and shall have no right to receive any Shares represented by the Performance Stock. If the Participant has a Termination of Service for any reason other than termination on account of a termination by the Company without Cause (as determined under the Employment Agreement), Good Reason, death or Disability prior to the end of the Performance Period, the Participant’s rights to receive any Shares represented by the Performance Stock shall immediately terminate on the date of such Termination of Service.
     Section 3.2 Acceleration of Issuance of Performance Stock. If the Participant has a Termination of Service on account of a termination by the Company without Cause, Good Reason, death or Disability prior to the end of the Performance Period, the Shares represented by the Performance Stock shall be issued to the Participant (or the Participant’s beneficiary, in the case of death) within sixty (60) days following the Participant’s Termination of Service. If a Change in Control occurs prior to the end of the Performance Period, the Shares represented by the Performance Stock shall be issued to the Participant upon the Change in Control.
     Section 3.3 Issuance of Shares. Except as provided in Section 3.2 above upon an acceleration event, after the end of the Performance Period, and subject to a determination of the Committee that the applicable Performance Goals have been met, the Shares represented by the Performance Stock for which the relevant goals have been attained shall be issued to the Participant or his legal representative on or after January 1, ___but prior to March 15, ___. As soon as practicable thereafter or following an acceleration event described in Section 3.2 of this Award Agreement, the Company shall issue certificates evidencing the Shares represented by the Performance Stock and deliver such certificates to the Participant or his legal representative, free from any restrictions; provided, however, such Shares shall be subject to any such restrictions and conditions as required pursuant to Section 4.5 of the Award Agreement and those that the Company imposes on its employees in general with respect to selling its Shares. Notwithstanding the foregoing, no such new certificate shall be delivered to the Participant or his legal representative unless and until the Participant or his legal representative shall have satisfied the full amount of all federal, state and local withholding or other employment taxes applicable to the taxable income of the Participant resulting from the issuance of the Shares as provided in this Award Agreement.
ARTICLE IV.
MISCELLANEOUS
     Section 4.1 No Additional Rights. Nothing in this Award Agreement or in the Plan shall confer upon any person any right to a position as an Associate or continued employment by the Company or any of its Related Corporations or Affiliates or affect in any way the right of any of the foregoing to terminate the services of an individual at any time.
     Section 4.2 Tax Withholding. On the date that the Shares represented by the Performance Stock become issuable, the Company shall notify the Participant of the amount of tax which must be withheld by the Company under all applicable federal, state and local tax laws. Subject to any applicable legal conditions or restrictions, the Company shall withhold from the shares of Performance Stock a number of whole Shares having a fair market value, determined as of the date the Shares are issued, not in excess of the minimum of tax required to be withheld by law.
     Section 4.3 Notices. Any notice to be given under the terms of this Award Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Participant shall be addressed to him at the address given beneath his signature hereto. By a notice given pursuant to this Section 4.3, either party may hereafter designate a different address for notices to be given to it or him. Any notice which is required to be given to the Participant shall, if the Participant is then deceased, be given to the Participant’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 4.3. Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
     Section 4.4 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
     Section 4.5 Conformity to Securities Laws. This Award Agreement is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation Rule 16b-3. Notwithstanding anything herein to the contrary, this Award Agreement shall be administered, and the Performance Stock shall be issued, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, this Award Agreement and the Performance Stock issued hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
     Section 4.6 Amendment. This Award Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is amending this Award Agreement.
     Section 4.7 Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Award Agreement regardless of the law that might be applied under principles of conflicts of laws.
     Section 4.8 Section 409A. This Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the ‘Code’), and specifically, with the short-term deferral exemption of section 409A. Notwithstanding any provision in the Agreement to the contrary, if a payment is deemed as deferred compensation subject to the requirements of section 409A of the Code, such payment may only be made under the Agreement upon an event and in a manner permitted by section 409A of the Code. If a payment is not made by the designated payment date under the Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs. All payments to be made upon a Termination of Employment under this Agreement may only be made upon a ‘separation from service’ under section 409A of the Code. In no event may the Participant, directly or indirectly, designate the calendar year of payment.
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     IN WITNESS HEREOF, this Award Agreement has been executed and delivered by the parties hereto.

THE PARTICIPANT	INTEGRA LIFESCIENCES
HOLDINGS CORPORATION

By:

Name	Stuart M. Essig
President and Chief Executive Officer

Address

EXHIBIT A
CONSENT OF SPOUSE
     I, ___, spouse of ___, have read and approve the foregoing Award Agreement. In consideration of granting of the right to my spouse to receive shares of Integra LifeSciences Holdings Corporation as set forth in the Award Agreement if the Performance Goals are met, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Award Agreement and agree to be bound by the provisions of the Award Agreement insofar as I may have any rights in said Award Agreement or any shares issued pursuant thereto under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Award Agreement.
Dated:                               ,

Name:

EXHIBIT B
PERFORMANCE GOALS AND PERFORMANCE PERIOD
     The Performance Period shall be the three-year period beginning January 1, [___] and ending December 31, [SECOND YEAR AFTER YEAR INSERTED ABOVE].
     The Performance Goal is that consolidated Company sales in any calendar year during the Performance Period shall be greater than consolidated sales in calendar year [YEAR PRIOR TO THREE YEAR PERIOD].